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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         NEURAL APPLICATIONS CORPORATION


                                   ARTICLE 1.

         The name of this corporation is Neural Applications Corporation.


                                   ARTICLE 2.

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


                                   ARTICLE 3.

         The registered office of this corporation in Delaware is 1209 Orange Street, Wilmington, Delaware 19801, and the name of its registered agent is The Corporation Trust Company.


                                   ARTICLE 4.

         (a) Authorized Capital Stock. The total number of shares of capital stock of all classes which this corporation is authorized to issue is 25,000,000 shares, par value $.01 per share, of which 20,000,000 shares are designated common stock and 5,000,000 shares are designated preferred stock.

         (b) Preferred Stock. Authority is expressly vested in the board of directors of this corporation to authorize the issuance from time to time of one or more classes or series of preferred stock by resolution or resolutions adopted by a majority of the board of directors, and to establish the number, voting powers (full, partial or no voting powers) and designations and the preferences, qualifications, limitations or restrictions of the shares of each such class or series.


                                   ARTICLE 5.


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         In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter, change, add to or repeal bylaws of this corporation, without any action on the part of the stockholders. The bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the bylaws regarding amendment thereof shall be controlling.


                                   ARTICLE 6.

         A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article 6 shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to this corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. This Article 6 shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Article 6.

         If the Delaware General Corporation Law is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

         Any repeal or modification of the foregoing provisions of this Article 6 by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at or prior to the time of such repeal or modification.


                                   ARTICLE 7.

         The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than three nor more than eleven persons, none of whom need be shareholders. The number of directors may from time to time be increased or decreased by the stockholders or the board of directors; provided, however, that, unless such change shall have been approved by a majority of the entire board of directors, any change in the number of directors (including, without limitation, changes at an annual meeting of the stockholders) shall be approved by the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all then outstanding shares of common stock.


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         The directors shall be divided into three classes as determined by the board of directors, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors then constituting the entire board of directors. At the 1996 annual meeting of the stockholders, Class I directors shall be elected for a one-year term, Class II directors shall be elected for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders thereafter, successors to the class of directors whose terms expired at that annual meeting shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to such director's prior death, resignation, retirement, disqualification or removal from office.

         Newly created directorships resulting from any increase in the number of directors may be filled by a majority of the board of directors then in office, and any other vacancy on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office or a sole remaining director, even if less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director's successor shall have been elected and qualified.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by this corporation shall have the right, voting separately by class or series, to elect directors at any annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of the resolution or resolutions of the board of directors establishing the rights, designations and preferences of such preferred stock, and such directors so elected shall not be divided into classes pursuant to this Article 7 unless expressly provided by such resolutions.

         No person other than a person nominated by or on behalf of the board of directors shall be eligible for election as a director at any annual or special meeting of stockholders unless a written request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of this corporation not less than 60 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.


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         Notwithstanding any other provisions of this Certificate of
Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or this Certificate of Incorporation), the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all then outstanding shares of common stock shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article 7.




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